Exhibit 4.3
Execution Copy

SUPPLEMENTAL INDENTURE

Dated as of June 1, 2012
among
SANDRIDGE ENERGY, INC.

the Guarantor Party Hereto
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee
___________________________________________
SENIOR FLOATING RATE NOTES DUE 2014
SENIOR NOTES DUE 2018
SENIOR NOTES DUE 2016
SENIOR NOTES DUE 2020
SENIOR NOTES DUE 2021 and
SENIOR NOTES DUE 2022

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of June 1, 2012, among SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), SANDRIDGE TERTIARY, LLC, a Texas limited liability company (“Tertiary”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto (including Tertiary) and the Trustee entered into Indentures, dated as of May 1, 2008, May 20, 2008, May 14, 2009, December 16, 2009, March 15, 2011, and April 17, 2012 (each an “Indenture” and, together, the “Indentures”), relating, respectively, to the Company's Senior Floating Rate Notes Due 2014, 8% Senior Notes Due 2018, 9.875% Senior Notes due 2016, 8.750% Senior Notes due 2020, 7.5% Senior Notes Due 2021, and 8.125% Senior Notes Due 2022 (together, the “Notes”);
WHEREAS, Section 11.09(2) of each Indenture provides that the Note Guarantee of a Guarantor will terminate upon a sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition is permitted by such Indenture and, either (i) the Capital Stock subject to such sale or other disposition constitutes 100% of the Capital Stock of such Guarantor or (ii) as a result of such transaction the Guarantor no longer qualifies as a Subsidiary of the Company;
WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of June 1, 2012, by and between the Company and Trinity CO2 Investments LLC (the “PSA”), the Company sold 100% of the limited liability company interests in Tertiary (the “Tertiary Sale Transaction”) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary;
WHEREAS, the Tertiary Sale Transaction pursuant to the PSA was permitted under each of the Indentures and resulted in Tertiary no longer qualifying as a Subsidiary of the Company under any of the Indentures; and
WHEREAS, the Company and Tertiary desire to enter into this Supplemental Indenture in order to evidence the release of Tertiary from its obligations under each of its Note Guarantees under the Indentures.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in each Indenture.
Section 2. Each of the parties hereto, by its execution of this Supplemental Indenture, agrees that, as a result of the consummation of the Tertiary Sale Transaction, each of Tertiary's Note Guarantees under the Indentures terminated in accordance with Section 11.09(2) of such Indentures and Tertiary is released from its obligations under each of its Note Guarantees under the Indentures.
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5. The recitals contained herein shall be taken as the statements of the Company and Tertiary, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof or thereof by the Company or Tertiary.
Section 6. This Supplemental Indenture is an amendment supplemental to each Indenture and each Indenture and this Supplemental Indenture will henceforth be read together.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Sandridge energy, inc., as Issuer

By:	/s/ Matthew K. Grubb
Name:Matthew K. Grubb
Title:President and Chief Operating Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John C. Stohlmann
Name:John C. Stohlmann
Title:Vice President

Sandridge TERTIARY, LLC.

By:	/s/ Barry F. Petty
Name:Barry F. Petty
Title:President and Chief Executive Officer